                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	February 12, 2025
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS RESULTS FOR THE 4th QUARTER AND FULL YEAR 2024.

Columbus, Ohio – February 12, 2025  – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, National Association (“CFBank”), today announced financial results for the fourth quarter and the full year ended December 31, 2024.

Fourth Quarter and Full Year 2024 Highlights

•	Net income was $4.4 million ($0.68 per diluted common share) for the fourth quarter and $13.4 million ($2.06 per diluted common share) for the year ended December 31, 2024.
•

Pre-provision, pre-tax net revenue (PPNR) for the fourth quarter was $6.5 million, which represented a $706,000 (12%) increase over the third quarter of 2024.  PPNR for the year ended December 31, 2024 was $22.9 million.

•	Return on Average Equity (ROE) was 10.61% for the fourth quarter, while Return on Average Assets (ROA) was 0.86%.
•	Net Interest Income for the fourth quarter of 2024 increased $1.0 million (9.4%) when compared to the third quarter of 2024.
•

Net Interest Margin (NIM) increased 16bps when compared to the previous quarter.  This improvement in our NIM was driven by a 30bps reduction in the average rate paid on interest-bearing liabilities.  This represents the third consecutive quarter in which we have achieved NIM expansion.

•

Noninterest income was up $413,000 (40%) for the fourth quarter of 2024 when compared to the fourth quarter of 2023, while Full Year 2024 noninterest income was up $1.1 million (28%) over 2023.  The largest contributor to the noninterest income growth  were Customer Fees, including Cash Management products and services, which grew $939,000 (60%) for the Full Year 2024 when compared to 2023.

•	Noninterest bearing (NIB) deposit balances increased by $38 million (16%) during 2024.

Recent Developments

•

On January 6, 2025, the Company’s Board of Directors declared a cash dividend of $0.07 per share on its common stock and a corresponding cash dividend of $7.00 per share on its Series D Preferred Stock.  The dividend was paid on January 27, 2025 to shareholders of record as of the close of business on January 16, 2025.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented: “Fourth Quarter 2024 Net Income was $4.4 million, which is net of a $1 million after-tax impact from additional Credit Loss Reserves.

The business and operating environment which we and other Banks experienced during 2024, remained volatile and punctuated by periods of elevated interest rates.

I am particularly pleased that our CF Team remained nimble, adjusting successfully to this period of interest rate volatility which included an inverted interest rate yield curve.

Our fourth quarter results reflect improving results and stabilized performance achieved through ongoing operating adjustments made to our business and pricing models. We believe these recent results will bode well for continued success in 2025.

Performance results for the fourth quarter of 2024 included PPNR of $6.5 million, which represented a 12% increase over the prior quarter. Also, during the fourth quarter, NIM expanded by 16bps, while Net Interest Income increased by roughly $1 million during the fourth quarter as compared to the third quarter.

Additionally, NIB deposits grew by $38 million, or 16%, during the year, as a result of our strategic focus on growing Commercial Treasury Management Deposit business relationships. Full year deposit-related service fee income increased nearly $1 million, up 60%, during 2024 and increased 37% during the fourth quarter of 2024 when compared to the fourth quarter of 2023.

Having opportunistically added more proven Bankers, CFBank has in place stronger and deeper Regional Banking Teams entering the new year.  Our business opportunities and Pipelines continue to be strong, as evidenced by our ability to outrun heavy loan payoff’s driven by CRE Development Construction projects successfully moving onto permanent financing.

We believe a more stabilized operating and interest rate environment, coupled with our deepened team and continued strong business opportunities, positions CFBank well for 2025!

Our Bests are yet ahead!”

Robert E. Hoeweler, Chairman of the Board, added: “Our team is navigating through some of the most challenging and disruptive financial times in memory. At times it is amazing to witness how our entire team navigates seamlessly through these challenges. Our focus remains providing our customers with comprehensive solutions to their financial needs while building long-term mutually beneficial relationships.”

Overview of Results

Net income for the three months ended December 31, 2024 totaled $4.4 million (or $0.68 per diluted common share) compared to net income of $4.2 million (or $0.65 per diluted common share) for the three months ended September 30, 2024 and net income of $4.2  million (or $0.65 per diluted common share) for the three months ended December 31, 2023.  Pre-provision, pre-tax net revenue (“PPNR”) for the three months ended December 31, 2024 was $6.5 million compared to PPNR of $5.8 million for the three months ended September 30, 2024 and PPNR of $6.0 million for the three months ended December 31, 2023.

Net income for the year ended December 31, 2024 totaled $13.4 million (or $2.06 per diluted common share) compared to net income of $16.9 million (or $2.63 per diluted common share) for the year ended December 31, 2023. PPNR for the year ended December 31, 2024 was $22.9 million compared to PPNR of $23.3 million for the year ended December 31, 2023.

Net Interest Income and Net Interest Margin

Net interest income totaled $12.5 million for the quarter ended December 31, 2024 and increased $1.0 million, or 9.4%, compared to $11.5 million for the prior quarter, and increased $779,000, or 6.6%, compared to $11.8 million for the fourth quarter of 2023.

The increase in net interest income compared to the prior quarter was primarily due to a $1.1 million, or 5.8%, decrease in interest expense, partially offset by a $4,000 decrease in interest income.  The decrease in interest expense when compared to the prior quarter was attributed to a 30bps decrease in the average cost of funds on interest-bearing liabilities, partially offset by  an  $8.5 million, or 0.5%, increase in average interest-bearing liabilities. The decrease in interest income was primarily attributed to a 14bps decrease in the average yield on interest-earning assets,  partially offset by  a  $42.4 million, or 2.2%, increase in average interest-earning assets. The net interest margin of 2.57% for the quarter ended December 31, 2024 increased 16bps compared to the net interest margin of 2.41% for the prior quarter.

The increase in net interest income compared to the fourth quarter of 2023 was primarily due to a $499,000, or 2.8%, decrease in interest expense, coupled with a $280,000, or 0.9%, increase in interest income.  The decrease in interest expense was attributed to a 9bps decrease in the average cost of funds on interest-bearing liabilities, coupled with a $13.5 million, or 0.8%, decrease in average interest-bearing liabilities. The increase in interest income was primarily attributed to an $18.0 million, or 0.9%, increase in average interest-earning assets outstanding. The net interest margin of 2.57% for the quarter ended December 31, 2024 increased 13bps compared to the net interest margin of 2.44% for the fourth quarter of 2023.

Noninterest Income

Noninterest income for the quarter ended December 31, 2024 totaled $1.4  million and decreased $160,000, or 10.0%, compared to $1.6 million for the prior quarter.  The decrease was primarily due to a $183,000 decrease in swap fee income.

Noninterest income for the quarter ended December 31, 2024 increased $413,000, or 40.0%, compared to $1.0 million for the quarter ended December 31, 2023.  The increase was primarily due to a $181,000 increase in service charges on deposit accounts, a $123,000 increase in other noninterest income, and a $114,000 increase in net gain on sales of residential mortgage loans.

The following table represents the notional amount of loans sold during the three months ended December 31, 2024, September 30, 2024, and December 31, 2023 (in thousands).

	Three Months ended
	December 31, 2024	September 30, 2024	December 31, 2023
Notional amount of loans sold	$15,670	$12,053	$1,990

Noninterest Expense

Noninterest expense for the quarter ended December 31, 2024 totaled $7.4 million and increased $207,000, or 2.9%, compared to $7.2 million for the prior quarter.  The increase in noninterest expense was primarily due to a $228,000 increase in loan expense, and a $168,000 in professional fee expense, partially offset by a $132,000 decrease in other noninterest expense and a $78,000 decrease in FDIC premiums.

Noninterest expense for the quarter ended December 31, 2024 increased $688,000, or 10.2%, compared to $6.7 million for the quarter ended December 31, 2023.  The increase in noninterest expense was primarily due to a $352,000 increase in loan expense, a $226,000 increase in salaries and employee benefits, and a $225,000 increase in professional fee expense, partially offset by a $174,000 decrease in FDIC premiums.

Income Tax Expense

Income tax expense was $748,000 for the quarter ended December 31, 2024 (effective tax rate of 14.5%), compared to $1.1 million for the prior quarter (effective tax rate of 20.4%) and $932,000 for the quarter ended December 31, 2023 (effective tax rate of 18.0%).  The reduction in the effective tax rate for the quarter ended December 31, 2024 was primarily related to tax-credit investments.

Loans and Loans Held For Sale

Net loans and leases totaled $1.7 billion at December 31, 2024 and increased $4.9 million, or 0.3%, from the prior quarter and increased $27.9 million, or 1.6%, from December 31, 2023.  The increase in loans and leases balances was primarily due to a $30.7 million increase in construction loan balances, a $12.3 million increase in commercial real estate loan balances, and a $4.4 million increase in single-family residential loan balances, partially offset by a $26.1 million decrease in multi-family loan balances and a  $14.1 million decrease in commercial and industrial (C&I) loan balances.

The increase in net loans and leases from December 31, 2023 was primarily due to a $27.0 million increase in commercial real estate loan balances, a $19.7 million increase in multi-family loan balances, an $11.4 million increase in construction loan balances, and a $3.6 million increase in home equity lines of credit, partially offset by a $21.1 million decrease in commercial and industrial (C&I) loan balances, and a $12.7 million decrease in single-family residential loan balances.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types (in thousands).

	December 31, 2024	September 30, 2024
Construction – 1-4 family*	$26,786	$23,046
Construction – Multi-family*	144,879	111,897
Construction – Non-residential*	29,582	35,608
Hotel/Motel	12,001	12,074
Industrial / Warehouse	58,480	56,571
Land/Land Development	25,123	23,595
Medical/Healthcare/Senior Housing	2,333	2,479
Multi-family	199,269	227,895
Office	42,412	43,407
Retail	62,652	63,074
Other	8,533	7,732

*CFBank possesses a core competency and deep expertise in Construction Lending.  The construction lending business sector has produced many full banking relationships with proven developers with long successful track records.

Asset Quality

Nonaccrual loans were $14.5 million, or 0.84%  of total loans at December 31, 2024, a decrease of $59,000 from $14.6 million at September 30, 2024 and an increase of $8.8 million from  $5.7 million at December 31, 2023.

The increase in nonaccrual loans when compared to December 31, 2023 was primarily driven by four commercial loans, totaling $11.3 million, and three single-family residential loans, totaling $1.1 million, becoming nonaccrual during the year ended December 31, 2024, partially offset by $3.5 million in charge-offs.  Loans 30 days or more past due totaled $12.1 million at December 31, 2024, compared to $7.7 million at September 30, 2024 and $2.0 million at December 31, 2023.

The allowance for credit losses on loans and leases totaled $17.5 million at December 31, 2024 compared to  $16.8 million at September 30, 2024 and $16.9 million at December 31, 2023.  The ratio of the allowance for credit losses on loans and leases to total loans and leases was 1.00% at December 31, 2024, compared to 0.97% at September 30, 2024 and 0.99% at December 31, 2023.

There was $1.4 million in provision for credit losses expense for the quarter ended December 31, 2024, compared to $558,000 for the quarter ended September 30, 2024 and $875,000 for the quarter ended December 31, 2023.  The increase in the provision for credit losses when compared to the prior quarter was primarily driven by additional reserves placed on two individually-evaluated commercial loan participations in the fourth quarter of 2024.    Net charge-offs for the quarter ended December 31, 2024 totaled $95,000, compared to net charge-offs of $3.3 million for the prior quarter and net charge-offs of $623,000 for the quarter ended December 31, 2023.

Deposits

Deposits totaled $1.76 billion at December 31, 2024, an increase of $10.2 million, or 0.6%, compared to $1.75 billion at September 30, 2024, and  an increase of $11.7 million, or 0.7%, when compared to $1.74 billion at December 31, 2023.  The increase when compared to September 30, 2024 was primarily due to a $15.9 million increase in noninterest-bearing account balances, partially offset by a $5.7 million decrease in interest-bearing accounts balances.  The increase when compared to December 31, 2023, was primarily due to a  $37.8 million increase in noninterest-bearing account balances,  partially offset by a $26.0 million decrease in interest-bearing account balances.  The decrease in interest-bearing account balances when compared to December 31, 2023 included a $19.5 million reduction in brokered deposits.

At December 31, 2024, approximately 29.8% of our deposit balances exceeded the FDIC insurance limit of $250,000, as compared to approximately 30.2% at September 30, 2024 and approximately 29.2% at December 31, 2023.

Borrowings

FHLB advances and other debt totaled  $92.7 million at December 31, 2024 and decreased $16.0 million, or 14.7%, when compared to  $108.7 million at September 30, 2024 and decreased $17.3 million, or 15.7%, when compared to $110.0 million at December 31, 2023. The decrease when compared to September 30, 2024 was primarily due to $16.0 million of fixed rate FHLB advances maturing during the fourth quarter of 2024.  The decrease when compared to December 31, 2023 was primarily due to $18.5 million of fixed rate FHLB advances maturing, partially offset by a $1.2 million increase on the Company’s line of credit with a third party financial institution.

Capital

Stockholders’ equity totaled $168.4 million at December 31, 2024, an increase of $4.4 million, or 2.7%, when compared to $164.0 million at September 30, 2024, and an increase of $13.0 million, or 8.4%, from $155.4 million at December 31, 2023.  The increase in total stockholders’ equity during the three months ended December 31, 2024 was primarily attributed to net income, partially offset by $453,000 in dividend payments. The increase in stockholders’ equity during the year ended December 31, 2024 was primarily attributed to net income, partially offset by $1.6 million in dividend payments.

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR).  Management uses this "non-GAAP" financial measure in its analysis of the Company’s performance and believes that this non-GAAP financial measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods and peers.  These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the “Company”) is a holding company that owns 100% of the stock of CFBank, National Association (“CFBank”). CFBank is a nationally chartered boutique Commercial bank operating primarily in Four (4) Major Metro Markets: Columbus, Cleveland, and Cincinnati, Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model. Since the 2012 recapitalization, CFBank has achieved a CAGR in excess of 20%.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing a comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products.  CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation those risks detailed from time to time in our reports filed with the SEC, including those risk factors identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2023.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this press release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Year ended
	December 31,			December 31,
	2024	2023	% change	2024	2023	% change
Total interest income	$29,992	$29,712	1%	$118,389	108,279	9%
Total interest expense	17,459	17,958	-3%	71,745	60,639	18%
Net interest income	12,533	11,754	7%	46,644	47,640	-2%

Provision for credit losses
Provision for credit losses-loans	789	456	n/m	6,087	1,858	228%
Provision for credit losses-unfunded commitments	592	419	41%	650	459	42%
	1,381	875	58%	6,737	2,317	191%
Net interest income after provision for credit losses	11,152	10,879	3%	39,907	45,323	-12%

Noninterest income
Service charges on deposit accounts	668	487	37%	2,505	1,566	60%
Net gain on sales of residential mortgage loans	148	34	335%	435	119	266%
Net gain on sale of commercial loans	79	54	n/m	246	66	n/m
Swap fee income	69	99	-30%	321	715	-55%
Other	482	359	34%	1,668	1,565	7%
Noninterest income	1,446	1,033	40%	5,175	4,031	28%

Noninterest expense
Salaries and employee benefits	3,555	3,329	7%	14,172	14,513	-2%
Occupancy and equipment	444	430	3%	1,821	1,694	7%
Data processing	682	604	13%	2,569	2,172	18%
Franchise and other taxes	301	328	-8%	1,269	1,263	0%
Professional fees	822	597	38%	2,729	2,470	10%
Director fees	153	162	-6%	574	658	-13%
Postage, printing, and supplies	37	26	42%	152	149	2%
Advertising and marketing	35	29	21%	134	336	-60%
Telephone	56	60	-7%	210	257	-18%
Loan expenses	461	109	323%	1,400	619	126%
Depreciation	115	141	-18%	486	567	-14%
FDIC premiums	451	625	-28%	2,079	2,215	-6%
Regulatory assessment	64	61	5%	258	242	7%
Other insurance	46	55	-16%	198	209	-5%
Other	211	189	12%	887	1,005	-12%
Noninterest expense	7,433	6,745	10%	28,938	28,369	2%

Income before income taxes	5,165	5,167	0%	16,144	20,985	-23%
Income tax expense	748	932	-20%	2,757	4,048	-32%
Net income	4,417	4,235	4%	13,387	16,937	-21%
Earnings allocated to participating securities (Series D preferred stock)	(144)	-	n/m	(361)	-	n/m
Net Income attributable to common stockholders	$4,273	$4,235	1%	$13,026	$16,937	-23%

Share Data
Basic earnings per common share	$0.68	$0.66		$2.08	$2.64
Diluted earnings per common share	$0.68	$0.65		$2.06	$2.63

Average common shares outstanding - basic	6,258,616	6,433,568		6,274,571	6,421,088
Average common shares outstanding - diluted	6,328,710	6,469,862		6,308,992	6,447,447

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(unaudited)	2024	2024	2024	2024	2023
Assets
Cash and cash equivalents	$235,272	$233,520	$241,775	$236,892	$261,595
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	8,683	8,690	8,323	7,597	8,092
Equity securities	5,000	5,000	5,000	5,000	5,000
Loans held for sale	2,623	5,240	3,187	2,241	1,849
Loans and leases	1,739,493	1,733,855	1,706,980	1,713,929	1,710,998
Less allowance for credit losses on loans and leases	(17,474)	(16,780)	(19,285)	(18,198)	(16,865)
Loans and leases, net	1,722,019	1,717,075	1,687,695	1,695,731	1,694,133
FHLB and FRB stock	8,918	8,908	9,830	8,491	8,482
Premises and equipment, net	3,536	3,480	3,571	3,685	3,812
Operating lease right of use assets	6,087	6,259	4,858	5,041	5,221
Bank owned life insurance	27,116	26,899	26,683	26,470	26,266
Accrued interest receivable and other assets	46,169	49,135	49,612	48,225	44,065
Total assets	$2,065,523	$2,064,306	$2,040,634	$2,039,473	$2,058,615

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$273,668	$257,715	$217,771	$236,841	$235,916
Interest bearing	1,482,127	1,487,861	1,478,705	1,486,229	1,508,141
Total deposits	1,755,795	1,745,576	1,696,476	1,723,070	1,744,057
FHLB advances and other debt	92,680	108,672	137,163	111,004	109,995
Advances by borrowers for taxes and insurance	2,238	1,214	154	1,093	2,179
Operating lease liabilities	6,229	6,387	4,949	5,127	5,302
Accrued interest payable and other liabilities	25,144	23,464	27,322	26,209	26,747
Subordinated debentures	15,000	14,990	14,980	14,971	14,961
Total liabilities	1,897,086	1,900,303	1,881,044	1,881,474	1,903,241

Stockholders' equity	168,437	164,003	159,590	157,999	155,374
Total liabilities and stockholders' equity	$2,065,523	$2,064,306	$2,040,634	$2,039,473	$2,058,615

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$13,664	$143	3.54%	$13,333	$144	3.56%	$13,412	$129	3.14%
Loans and leases and loans held for sale (3)	1,723,753	27,212	6.31%	1,702,563	27,189	6.39%	1,682,498	26,240	6.24%
Other earning assets	198,834	2,458	4.94%	177,710	2,496	5.62%	222,764	3,176	5.70%
FHLB and FRB stock	8,914	179	8.03%	9,115	167	7.33%	8,496	167	7.86%
Total interest-earning assets	1,945,165	29,992	6.16%	1,902,721	29,996	6.30%	1,927,170	29,712	6.16%
Noninterest-earning assets	100,867			97,700			96,301
Total assets	$2,046,032			$2,000,421			$2,023,471

Interest-bearing liabilities:
Deposits	$1,465,595	16,342	4.46%	$1,454,433	17,382	4.78%	$1,475,357	16,863	4.57%
FHLB advances and other borrowings	121,193	1,117	3.69%	123,872	1,154	3.73%	124,948	1,095	3.51%
Total interest-bearing liabilities	1,586,788	17,459	4.40%	1,578,305	18,536	4.70%	1,600,305	17,958	4.49%

Noninterest-bearing liabilities	292,733			260,077			269,442
Total liabilities	1,879,521			1,838,382			1,869,747

Equity	166,511			162,039			153,724
Total liabilities and equity	$2,046,032			$2,000,421			$2,023,471

Net interest-earning assets	$358,377			$324,416			$326,865
Net interest income/interest rate spread		$12,533	1.76%		$11,460	1.60%		$11,754	1.67%
Net interest margin			2.57%			2.41%			2.44%
Average interest-earning assets
to average interest-bearing liabilities	122.59%			120.55%			120.43%

(1)	Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)	Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)	Average balance is computed using the recorded investment in loans net of the allowance for credit losses on loans and leases and includes nonperforming loans and leases.

Consolidated Financial Highlights
	At or for the three months ended					Year ended
($ in thousands except per share data)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,	December 31,
(unaudited)	2024	2024	2024	2024	2023	2024	2023
Earnings and Dividends
Net interest income	$12,533	$11,460	$11,367	$11,284	$11,754	$46,644	$47,640
Provision for credit losses	$1,381	$558	$3,561	$1,237	$875	$6,737	$2,317
Noninterest income	$1,446	$1,606	$1,218	$905	$1,033	$5,175	$4,031
Noninterest expense	$7,433	$7,226	$7,092	$7,187	$6,745	$28,938	$28,369
Net income	$4,417	$4,205	$1,695	$3,070	$4,235	$13,387	$16,937
Basic earnings per common share	$0.68	$0.65	$0.26	$0.48	$0.66	$2.08	$2.64
Diluted earnings per common share	$0.68	$0.65	$0.26	$0.47	$0.65	$2.06	$2.63
Dividends declared per share	$0.07	$0.06	$0.06	$0.06	$0.06	$0.25	$0.23

Performance Ratios (annualized)
Return on average assets	0.86%	0.84%	0.34%	0.61%	0.84%	0.67%	0.88%
Return on average equity	10.61%	10.38%	4.23%	7.80%	11.02%	8.29%	11.46%
Average yield on interest-earning assets	6.16%	6.30%	6.16%	6.07%	6.16%	6.17%	5.89%
Average rate paid on interest-bearing liabilities	4.40%	4.70%	4.57%	4.51%	4.49%	4.54%	3.99%
Average interest rate spread	1.76%	1.60%	1.59%	1.56%	1.67%	1.63%	1.90%
Net interest margin, fully taxable equivalent	2.57%	2.41%	2.39%	2.36%	2.44%	2.43%	2.59%
Efficiency ratio (3)	53.17%	55.30%	56.35%	58.96%	52.75%	55.84%	54.90%
Noninterest expense to average assets	1.45%	1.44%	1.42%	1.43%	1.33%	1.44%	1.47%

Capital
Tier 1 capital leverage ratio (1)	10.33%	10.36%	10.11%	10.05%	9.76%	10.33%	9.76%
Total risk-based capital ratio (1)	13.60%	13.43%	13.48%	13.50%	13.30%	13.60%	13.30%
Tier 1 risk-based capital ratio (1)	12.45%	12.35%	12.23%	12.31%	12.17%	12.45%	12.17%
Common equity tier 1 capital to risk weighted assets (1)	12.45%	12.35%	12.23%	12.31%	12.17%	12.45%	12.17%
Equity to total assets at end of period	8.15%	7.94%	7.82%	7.75%	7.55%	8.15%	7.55%
Book value per common share	$25.51	$24.83	$24.17	$24.17	$23.74	$25.51	$23.74
Tangible book value per common share (2)	$25.51	$24.83	$24.17	$24.17	$23.74	$25.51	$23.74
Period-end market value per common share	$25.54	$21.65	$18.76	$19.97	$19.50	$25.54	$19.50
Period-end common shares outstanding	6,402,085	6,388,110	6,387,655	6,338,115	6,545,560	6,402,085	6,545,560
Average basic common shares outstanding	6,258,616	6,253,716	6,256,457	6,329,898	6,433,568	6,274,571	6,421,088
Average diluted common shares outstanding	6,328,710	6,293,908	6,256,457	6,357,298	6,469,862	6,308,992	6,447,447

Asset Quality
Nonperforming loans	$14,719	$14,597	$10,909	$7,895	$5,722	$14,719	$5,722
Nonperforming loans to total loans	0.85%	0.84%	0.64%	0.46%	0.33%	0.85%	0.33%
Nonperforming assets to total assets	0.71%	0.71%	0.53%	0.39%	0.28%	0.71%	0.28%
Allowance for credit losses on loans and leases to total loans and leases	1.00%	0.97%	1.13%	1.06%	0.99%	1.00%	0.99%
Allowance for credit losses on loans and leases to nonperforming loans and leases	118.72%	114.96%	176.78%	230.50%	294.74%	118.72%	294.74%
Net charge-offs (recoveries)	$95	$3,291	$2,108	$(16)	$623	$5,478	$646
Annualized net charge-offs (recoveries) to average loans	0.02%	0.77%	0.49%	0.00%	0.15%	0.32%	0.04%

Average Balances
Loans	$1,737,656	$1,717,886	$1,704,118	$1,710,057	$1,699,323	$1,717,486	$1,650,987
Assets	$2,046,032	$2,000,421	$1,997,376	$2,004,194	$2,023,471	$2,012,069	$1,929,169
Stockholders' equity	$166,511	$162,039	$160,205	$157,359	$153,724	$161,543	$147,812

(1)	Regulatory capital ratios of CFBank
(2)	There are no differences between book value per common share and tangible book value per common share since the Company does not have any intangible assets.
(3)

The efficiency ratio equals noninterest expense (excluding amortization of intangibles and foreclosed asset writedowns) divided by net interest income plus noninterest income (excluding gains or losses on securities transactions).

NON-GAAP FINANCIAL MEASURE

The following non-GAAP financial measure used by the Company provides information useful to investors in understanding the Company's operating performance and trends and facilitates comparisons with the performance of peers. The following table summarizes the non-GAAP financial measure derived from amounts reported in the Company’s consolidated financial statements:

Pre-provision, pre-tax net revenue ("PPNR")

	Three Months Ended			Year ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
Net income	$4,417	$4,205	$4,235	$13,387	$16,937
Add: Provision for credit losses	1,381	558	875	6,737	2,317
Add: Income tax expense	748	1,077	932	2,757	4,048
Pre-provision, pre-tax net revenue	$6,546	$5,840	$6,042	$22,881	$23,302